Exhibit 8.1

January 27, 2004

Hycor Biomedical Inc.
7272 Chapman Ave.
Garden Grove, California 92841

Re: Agreement and Plan of Reorganization by and among Stratagene Corporation (formerly known as Stratagene Holding Corporation), SHC Acquisition Sub, Inc. and Hycor Biomedical Inc., dated as of July 24, 2003

Ladies and Gentlemen:

We have acted as counsel to Hycor Biomedical Inc. a Delaware corporation (the “Company”), in connection with the proposed merger (the “Merger”) of SHC Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of Stratagene Corporation (“Parent”), with and into the Company, pursuant to an Agreement and Plan of Reorganization by and among Parent, Merger Sub and the Company dated as of July 24, 2003 (as amended, the “Merger Agreement”). Capitalized terms not defined herein have the meanings specified in the Merger Agreement.

Pursuant to Section 6.2(e) of the Merger Agreement, you have requested our opinion whether, on the basis of the facts and assumptions set forth herein, the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in (i) the Merger Agreement (including any Exhibits, Annexes and Schedules thereto), (ii) the Parent’s Registration Statement on Form S-4 relating to the Merger (the “Registration Statement”), (iii) representations made to us by Parent and Merger Sub and the Company in their respective letters provided to us, each dated the date hereof (the “Representation Letters”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1. Original documents (including signatures) are valid and authentic, documents submitted to us as copies conform to the original documents and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

Hycor Biomedical Inc.
January 27, 2004

2. The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, without the waiver or modification of any of the terms or conditions contained therein. The Merger will qualify as a merger under applicable state law;

3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incomplete or incorrect in any respect;

4. Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct and will continue to be true, complete and correct at all times up to and including the Effective Time, in each case without such qualification;

5. The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Registration Statement;

6. The parties will report the Merger on their respective United States federal income tax returns in a manner consistent with our opinion expressed herein; and

7. The opinion dated January 27, 2004 rendered by Latham & Watkins LLP has been delivered and has not been withdrawn.

Based upon and subject to the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1. This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, in each case as in effect as of the date hereof. We express no opinion as to United States federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no

Hycor Biomedical Inc.
January 27, 2004

assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

2. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof, or all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times.

This opinion is rendered to you in connection with the Merger and pursuant to the requirements of Section 6.2(e) of the Merger Agreement and is not to be used, circulated or otherwise relied upon for any other purpose without our express written permission. In addition, this opinion letter may not be relied upon by any other person, firm, corporation or entity without our prior written consent.

Very truly yours,

/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP